Exhibit 10.2

Third Amendment to the 2004 Executive Officer Equity Plan

a.           The name of the Plan shall be the Dollar Tree, Inc. 2004 Executive Officer Equity Plan.

b.           Dollar Tree, Inc. shall replace Dollar Tree Stores, Inc. each place where it appears in the Plan.

c.           The definition of Member Company is added to Article 8 as follows:

(m)           Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Committee designates as a participating employer in the Plan.

d.           The definition of Eligible Recipient in Article 8 is replaced in its entirety as follows:

(i)        Eligible Recipient. The term “Eligible Recipient” shall mean shall mean the Company’s or a Member Company’s Chief Executive Officer and each other executive officer of the Company or a Member Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company or a Member Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the U.S. Treasury Department regulations promulgated thereunder. An Award may be granted to an executive officer in connection with hiring, retention or otherwise, prior to the date he or she first performs services for the Company or a Member Company, provided that such Awards shall not become vested prior to the date he or she first performs such services. An Award may also be granted to an executive officer in connection with the conclusion of such executive officer’s performance of services and separation from the Company or a Member Company. The effect of discontinuity in an Eligible Recipient’s service with the Company or a Member Company on any outstanding Award shall be at the discretion of the Committee.

g.           In Sections 1.1, 4.5, 4.7, 4.11, 4.13, 5.1, 6.1 and 6.4, “Member Company” or “Member Companies” shall replace “Subsidiary” or “Subsidiaries.”

f.           The first sentence of Section 4.1 is replaced with the following:

This Plan is effective July 1, 2004 (the “Effective Date”) and the shareholders of Dollar Tree Stores, Inc. approved the Plan on June 17, 2004.

g.           The definition of Subsidiary in Article 8 is deleted.